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                                                         WRIGHT MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                                                                  (in thousands, except ratios)
                                                                           (unaudited)


                                                                                                                           June 30,
                                                                        Nine Months Ended                                    1993
                                                                       --------------------   Year Ended    Year Ended     through
                                                                       Sept. 30,  Sept. 30     Dec. 31,      Dec. 31,      Dec. 31,
                                                                         1996       1995         1995          1994          1993
                                                                       ---------  ---------   ----------    -----------    ---------

Earnings:
      Loss before income taxes                                         $ (8,167)  $ (3,033)   $  (4,873)    $  (57,261)    $ (2,560)
      Add back:  Interest expense                                         7,891      8,530       10,899          9,311        4,721
                 Amortization of debt issuance cost                       1,021        683        1,036            829          364
                 Portion of rent expense representative
                     of interest factor                                     349        327          451            349           97
                                                                       ---------  ---------   ----------    -----------    ---------

      Earnings (loss) as adjusted                                      $  1,094   $  6,507    $   7,513     $  (46,772)       2,622
                                                                       =========  =========   ==========    ===========    =========

Fixed charges:
      Interest expense                                                 $  7,891   $  8,530    $  10,899    $     9,311        4,721
      Amortization of debt issuance cost                                  1,021        683        1,036            829          364
      Portion of rent expense representative of interest factor             349        327          451            349           97
                                                                       ---------  ---------   ----------   ------------    ---------

                                                                       $  9,261   $  9,540    $  12,386    $    10,489        5,182
                                                                       =========  =========   ==========   ============    =========

Preferred dividends (grossed up to pretax equivalent basis):           $ 17,261   $ 10,798    $  16,863    $     3,997        1,036
Accretion of preferred stock (grossed up to pretax equivalent basis):     7,812      1,969        4,573            394            -
                                                                       ---------  ---------   ----------   ------------    --------

                                                                       $ 25,073   $ 12,767    $  21,436    $     4,391        1,036
                                                                       =========  =========   ==========   ============    =========

Ratio of earnings to fixed charges                                           (a)        (a)          (a)            (a)          (a)
                                                                       =========  =========   ==========   ============    =========
Ratio of earnings to fixed charges, preferred dividends and accretion
      of preferred stock                                                     (b)        (b)          (b)            (b)          (b)
                                                                       =========  =========   ==========   ============    =========



(a) Earnings were inadequate to cover fixed charges by $8.2 million, $3.0 million, $4.9 million, $57.3 million and $2.6 million, respectively, for the nine months ended September 30, 1996 and September 30, 1995, for the years ended December 31, 1995, December 31, 1994, and for the period from June 30, 1993 through December 31, 1993.

(b)   Earnings were inadequate to cover fixed charges,  preferred  dividends and accretion  of  preferred  stock by $33.2  million,  $15.8  million,  $26.3 million, $61.7 million and $3.6 million, respectively, for the nine months ended  September  30, 1996 and  September  30,  1995,  for the years ended
      December 31, 1995, December 31, 1994 and for the period from June 30, 1993 through December 31, 1993. Certain of the preferred  dividends are, at the option of the Company, payable in kind.
                                                                                                      Page 22 of 23
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